Exhibit 99

August 19, 2002

Contacts:	Guy Elewaut:	+ 32 (0)2 412 29 48
	Geoffroy d’Oultremont:	+ 32 (0)2 412 83 21
	Amy Shue (U.S. investors):	+ 1 (704) 633-8250, ext. 2529
	Ruth Kinzey (U.S. media):	+ 1 (704) 633-8250, ext. 2118

DELHAIZE GROUP ANNOUNCES MANAGEMENT CHANGE
STREAMLINES SENIOR EXECUTIVE TEAM

BRUSSELS, Belgium — August 19, 2002 — Delhaize Group (Euronext Brussels: DELB, NYSE: DEG), the Belgian international food retailer, announces the reorganization of its senior executive team in the United States. Rick Anicetti becomes Chief Executive Officer of Food Lion and Bill McCanless is named Vice Chairman of Delhaize America. The chief executives of the two key U.S. businesses will now report directly to Pierre-Olivier Beckers, Chief Executive Officer of Delhaize Group.

Delhaize Group is streamlining its senior executive team in a move to further capitalize on the recent share exchange transaction with its major U.S. subsidiary, Delhaize America.

Rick Anicetti, currently President and Chief Operating Officer of Food Lion, is being promoted to Chief Executive Officer of Food Lion. Mr. Anicetti began his food industry career at sister banner Hannaford Bros. Co. in 1980. After completing the company’s retail management training program, he held a progression of roles of increasing responsibility and was ultimately named head of the southeastern operations of Hannaford. Mr. Anicetti joined Food Lion in August 2000 as Chief Operating Officer and was promoted to President in September 2001. He is a member of the Board of Directors of the Food Bank of North Carolina, the North Carolina Retail Merchants Association, the North Carolina Food Dealers Association, and the Food Bank of Metrolina. He earned his bachelor’s degree from Bowdoin College in Brunswick, Maine.

Both Mr. Anicetti and Ron Hodge, Chief Executive Officer of Hannaford, will report directly to Pierre-Olivier Beckers, Chief Executive Officer and President of Delhaize Group. Mr. Beckers, Group President and CEO since 1999, possesses a broad-based retail experience that includes positions in purchasing, category management, and operations in Belgium and the United States. He is on the Board of Directors of the Food Marketing Institute and was elected recently to a two-year term as Chairman of CIES – The Food Business Forum, an international food business network serving as interface between more than 400 retailers and suppliers from 50 countries. Mr. Beckers has a bachelor’s degree in applied economics from I.A.G., Louvain-La-Neuve and an M.B.A. from Harvard Business School.

Bill McCanless, previously Chief Executive Officer of Delhaize America, will be Vice Chairman of Delhaize America and continue to serve on the Delhaize Group Board of Directors. Mr. Beckers is assuming the additional title of Chief Executive Officer of Delhaize America. All changes are effective September 1, 2002.

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Mr. Beckers said, “ The share exchange transaction was designed to create a solid platform for sharing the Group’s considerable retail expertise among all of its banners. The streamlining of our senior executive team will give me the opportunity to work directly with the seasoned operators of the Group’s two U.S. operating divisions, who together have over 40 years of retail experience. I look forward to playing a more active role in supporting the growth of our U.S. businesses and in developing the cross banner retail partnerships that will benefit all of our customers, associates and shareholders.”

“Bill did a great job leading the company through the late 1990s, and he built a first class retail team. He has integrated the Hannaford acquisition to take full advantage of the synergies and yet retain the distinct and successful operating characteristics of our U.S. banners. Bill will continue to contribute meaningfully to the further growth and development of Delhaize America and Delhaize Group in his roles as Vice Chairman of Delhaize America and as a board member at the Group level,” said Mr. Beckers.

DELHAIZE GROUP

Delhaize Group is a Belgian food retailer present in ten countries on three continents. At the end of the second quarter of 2002, Delhaize Group’s sales network consisted of 2,481 stores. In 2001, Delhaize Group posted EUR 21.4 billion in sales and cash earnings of EUR 339.0 million. Delhaize Group employs approximately 147,000 people. Delhaize Group is listed on Euronext Brussels and the New York Stock Exchange.

DELHAIZE AMERICA

Delhaize America, based in Salisbury, North Carolina, is one of the leading supermarket retailers in the U.S. operating 1,472 supermarkets under the banners Food Lion, Hannaford and Kash n’ Karry. In 2001, Delhaize America’s sales amounted to USD 14.9 billion (EUR 16.6 billion). Delhaize America employs approximately 114,000 people.

This press release is available in English, French and Dutch. You can also find it on Delhaize Group’s web site http://www.delhaizegroup.com. Questions can be sent to investor@delhaizegroup.com.

Some of the statements in this press release and other written and oral statements made from time to time by Delhaize Group and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements include, but are not limited to, statements about strategic options, future strategies and the anticipated benefits of these strategies. These statements are based on Delhaize Group’s current expectations. Delhaize Group’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements are described in Delhaize Group’s Annual Report on Form 20-F for the year ended December 31, 2001 and other periodic filings made by Delhaize Group and Delhaize America with the U.S. Securities and Exchange Commission, which risk factors are incorporated herein by reference. Delhaize Group and Delhaize Group disclaim any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

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